Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

All of the Outstanding Shares of Common Stock

of

NET2PHONE, INC.

at $2.00 Net Per Share

by

NTOP ACQUISITION, INC.,

a Wholly-Owned Subsidiary of

IDT CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 12, 2005, UNLESS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated November 10, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal distributed in connection with the offer by NTOP Acquisition, Inc. (“Purchaser”), a Delaware corporation, and a wholly-owned subsidiary of IDT Corporation, to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Net2Phone, Inc., a Delaware corporation, at $2.00 net per Share to the tendering stockholder in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

We are the holder of record (directly or indirectly) of the Shares held for your account. A tender of such Shares can be made only by us or our nominees, in either case as the holder of record, and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender the Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer price per Share is $2.00, net to you in cash without interest, upon the terms and conditions set forth in the Offer.

2. The Offer is being made for all issued and outstanding Shares.

3. The Offer is conditioned on, among other things, there being validly tendered in the Offer and not withdrawn prior to the expiration of the Offer that number of Shares that represents a majority of the Shares outstanding immediately prior to the commencement of the Offer that are not otherwise beneficially owned by IDT or its affiliates. This condition is referred to in the Offer to Purchase as the “Majority of the Minority Condition” and it cannot be waived by Purchaser. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See “The Offer — Section 12. Conditions to the Offer” in the Offer to Purchase.

4. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, December 12, 2005, unless extended.

5. Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Depositary or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other such laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, signing and returning to us the instruction form attached to this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all of your Shares will be tendered unless otherwise specified in your instructions.

Your instructions should be forwarded to us as soon as possible so that we will have ample time to submit a tender on your behalf prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All of the Outstanding Shares of Common Stock

of

NET2PHONE, INC.

at $2.00 Net Per Share by

NTOP ACQUISITION, INC.,

a Wholly-Owned Subsidiary

of

IDT CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 10, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”), in connection with the offer by NTOP Acquisition, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of IDT Corporation, a Delaware corporation, to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Net2Phone, Inc. not otherwise beneficially owned by IDT immediately prior to commencement of the tender offer, at $2.00 per Share, net to the tendering stockholder in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:                                                                                                                                                        *

Account Number:

Dated:

* Unless otherwise indicated, we are authorized to tender all Shares held by us for your account.

PLEASE SIGN HERE

Signature(s):

Name(s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date:

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